Exhibit 99.2

PacificNet Inc.
Third Quarter Conference Call
November 20, 2006

Operator: Ladies and gentlemen, welcome to the PacificNet Q2 Conference Call. During this session all lines will be muted until the question-and-answer portion of the call. If you need audio assistance, please press star, zero, and an operator will assist you.

At this time I would like to introduce today’s first speaker, Tony Tong, Chairman and CEO of PacificNet.

Tony Tong: Good morning everyone. Welcome to PacificNet’s Q3 Conference Call. My name is Tony Tong, and I’m PacificNet Chairman and CEO, calling from Hong Kong. I am joined today by Victor Tong, our President, who is calling from US office; and Joe Levinson, our CFO, who is calling from our PacificNet Beijing headquarters; and Mr. Jacob Lakhany, Director of Investor Relations, who is calling from our US IR center. I would like to welcome all of you to our third quarter earnings call for the period ended September 30th, 2006.

Before we begin, I’ve asked Jacob to read the following statement. Jacob, please.

Jacob Lakhany: Thank you Tony, and good morning everyone.

This conference call will contain forward-looking statements. Statements that are not historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. Potential risks and uncertainties include but are not limited to PacificNet’s historical and possible future losses, limited operating history, uncertain regulatory landscape in China, and fluctuations in quarterly operating results. Further information regarding these and other risks is included in PacificNet’s Form 10-K, 10-Q and other filings with the SEC. The Company is under no obligation to update statements made on this call to reflect subsequent events to its business.

So now at this time, I would like to turn the call back over to Tony to discuss the results. Tony.

Tony Tong: Thank you, Jacob. Q3 2006 marks the beginning of PacificNet’s transformation away from the low-margin telecom business into the new, higher-margin gaming technology business. In our recent Board meeting and management meetings, we evaluated the early success of our gaming technology operations, and we were quite satisfied with the rapid progress and the financial performance of the gaming section. The Board of Directors and management team have approved our new strategy to pursue and focus on the rapidly-growing gaming market in greater China, especially Macau, and the rest of Asia, in which gaming is very, very popular. With the help of professional financial advisors and banking, PacificNet will be seeking strategic alternatives for our low-margin telecom business units, which may include sales dispositions, spin-offs, and mergers.

Our Q3 performance was significantly impacted by certain unforeseen events, including the well-publicized China Mobile government policies and regulations that altered the entire value-added telecom services industry in China and impacted all the VAS players in our industry; and in addition, the accrual of an $800,000 liquidated damages liability in connection with our convertible debenture financing earlier this year. With the filing of our 10-Q and the amended S-1 Registration Statement, which is led by our CFO and our accounting team, we believe the high amount of damages were short-term, and we are now well positioned for rapid growth in our new focus in games and gaming.

One of the contributing factors which impacted us in Q3 was the introduction of a government policy enforced by China Mobile, China Unicom and MII that altered the entire value-added telecom industry in China and impacted all the VAS players. Victor Tong will give us a more detailed explanation on the value-added telecom industry policy impact in just a moment.

At this time I would like to turn the call over to our President, Victor Tong, to discuss some of our Q3 operations highlights. Victor, please go ahead.

Victor Tong: Thank you, Tony. In spite of these issues Tony had mentioned which affected our bottom line; our traditional businesses are continuing to perform with organic growth. Q3 revenues are 12,875,000, representing an increase of 16.5% as compared to 11,046,000 from Q3 2005; and quarterly gross profits 2,483,000, an increase of 13.1% as compared to 2,195,000 from Q3 2005. While Q3 revenues are smaller than Q2, it is important to recognize that we continue to achieve positive revenue growth of 16.5% on a year-over-year basis. We all wish we could achieve positive quarter-to-quarter growth, but sometimes our positive straight-line growth plan gets deviated by short-term fluctuations, government policy and regulation factors, seasonal fluctuations. As an example, this summer we experienced an unusually soft season for our PacificNet communication mobile phone sales, which caused a lower revenue than Q2, which exceeded our expectations. Q4 has traditionally been a strong quarter for PacificNet, and we hope to see a positive growth quarter.

On the negative side, some of our businesses, specifically the Telecom Value-Added Services Group, suffered from the Chinese government restrictions on value-added services provided, announced in July. During Q3, our VAS revenues were impacted by China’s policy changes for all value-added telecom subscription services on China Mobile’s Monternet platform and China Unicom’s VAS platform. The changes implemented under the policy directives of China’s Ministry of Information industry and to address a number of issues, including reducing customer complaints, increasing customer satisfaction and promoting the happy, the healthy development of value-added telecom services in the long run. Key details of these new policies related to subscription services include:

1. Monthly trial period and double reminders for new subscriptions for subscription services including SMS, MMS and WAP on China Mobile’s Monternet. China Mobile will offer a one-month free trial period to new subscribers, where they will be given two reminders: the first at the time of service registration and the second at the end of the free trial period. For new users subscribing to services on or before the 20th day of any month, the contents fee for the first month will be waived. For users subscribing after the 21st day of any month, contents fees for that month and the following month will be waived. Previously, China Mobile sent one reminder immediately after the subscription is ordered, and the free trial period is three to 11 days.

2. Existing use of subscription reminders, August to September implementation. From August to September, China Mobile and its provincial subsidiaries implemented SMS reminders to existing wireless value-added services subscribers about their subscriptions and fees being charged. Some provincial subsidiaries of China Mobile, including Guangdong Mobile, one of China Mobile’s largest provincial subsidiaries, will not charge subscription fees to existing customers' phone bills unless these customers reply to the reminders to confirm their subscriptions. In addition, some provincial subsidiaries of China Mobile also canceled existing WAP subscriptions that were inactive for more than four months.

Despite the severe impact by the above-mentioned China Mobile and government policies on value-added telecom services, we believe these policies will greatly increase the barriers of entry and reduce the number of marginal players, leading to stronger players like us gaining a stronger foothold. And we anticipate the future VAS should improve when China officially launches its 3G Telecom Services, which is expected to drive demand for value-added telecom services provided by PacificNet and our various subsidiaries, including MOABC.

As always, one of our Company’s great strengths is the relationships we have with major companies in Asia. We signed deals with several clients, including new contracts with CCTV, Nanjing Airlines, China Unicom, and China Telecom. The McDonalds Corporation selected PacificNet to provide our web-based quality management services and supply quality net services. The Company's 18900 mobile website has become one of the leading Internet e-commerce distributors of mobile products in China, covering 1,572 cities throughout the nation via a partnership with China’s post Express Mail Services, or EMS. Additionally, during the third quarter, PacificNet iMobile entered into a new agreement with Motorola to become a designated post-sales service provider for Motorola’s mobile products and accessories in China.

We also focused heavily on infrastructure during the third quarter, further boosting our internal accounting and compliance staff. Joe Levinson was appointed as our new Chief Financial Officer in September. Joe is experienced in Chinese business and is fluent in both Mandarin and Cantonese and a little bit of Japanese and Korean. Joe has held senior positions in several Chinese companies, including CFO of a Chinese China-based media company, a consultant for various Chinese companies seeking to list overseas and, most recently, as the CFO of another US-listed company. Mr. Levinson has been a CPA since 1996, and he completed his Bachelor’s Degree in 1994 in 2.5 years and scored in the top 1% of the November 1994 CPA exam. We are very happy to have him on board and feel his skills will help us greatly moving forward.

So without further ado, I would like to turn the call over to our new CFO, Joe, to discuss the numbers in a bit more detail.

Joe Levinson: Thank you, Victor. Thank you very much. I’m here in Beijing, in the Beijing headquarters. I just wanted to let everyone know how excited I am to be a part of this management team. I think we have the right (inaudible) to move forward. I think this is an experienced management team, a management team that’s proven it knows how to do business in Asia. I think we have the right franchises, and I think, especially with that move towards gaming, I think we’re definitely heading in the right direction as far as delivering returns to our shareholders.

Let me just talk a little about what’s going on in the past quarter. As Victor and Tony alluded to, our traditional businesses continued to perform in the quarter, and I personally and our very good accounting staff in both Shenzhen and Beijing have moved very quickly to implement more in the way of SOX. We’ve beefed up our internal controls team, and with our several lines of business it is absolutely essential, in my view, that we continue on this path to deliver a financial structure that will meet the requirements, especially if Section 44, as everybody is aware of, that’s going to be imminent in the next year or two.

As a lot of people have already noticed since we issued the 10-Q on Friday, there are several new items on our financial statement this quarter. First and probably most prominently, you see there is an $800,000 charge for liquidated damages in relation to the convertible note that we issued in March. The reason for that is we are basically, for various reasons, unable to register our investor shares within the requisite time period, the investors who, of course, had invested in the convertible note. So due to delays associated with this, mostly related to the SEC’s review of the Registration Statement, we, according to the terms of the convertible note, have a contractual obligation to pay this amount. Now it’s possible that ultimately we might need to pay all this money, but as a CPA, conservatism dictates that I book the full amount that our lawyers tell us that we may be liable to...liable for. That’s why we have the 800,000 charge there. So, we’ve... Like I said, we’ve elected to record the full amount. The good news is that I think liquidated damages of that amount are a one-time thing—of that amount.

Additionally, especially as Victor and Tony alluded to, in light of those China Mobile restrictions, I very quickly, after my appointment in September, I asked... I convened my internal audit team in a meeting back in September, and I told them to do a very, very thorough review of our lines of businesses, especially those associated with China Mobile and the value-added services, because this is a very hot topic, well-known topic among companies like us that are involved in this business. So I told our internal audit team to look at our lines of business, check the books, see to what extent we’re affected by these pretty severe China Mobile restrictions. My internal audit team came back and delivered me some reports, and some of these reports we identified that there is a potential need to write down certain receivables and certain inventories. So myself, along with the audit committee, we acted very swiftly to record the bad debt and the inventory charges that you see on the P&L. So that’s that.

Now I’m just going to take a of couple minutes to run down some of the numbers. I’m not going to take too much time; you can see this in the press release and in our 10-Q. As you can see, Q3 revenues were 12,875,000, so the top line still was an increase of 16.5% from 11 million Q3 2005. Quarterly gross profits were 2,483,000, an increase of 13% as compared to about 2.2 million in Q3 of 2005. Gross profit margin was fairly constant, although it did decrease to 19.3% from 19.9% in Q3 2005. And gross profit margin is a figure we really look a lot at, and that’s one of the major reasons Victor and Tony have really shifted the Company in this newer direction towards gaming, because the economics of gaming are, I think, some of the best in the world. And I think the gross profit margins that are...that potentially are there, I think can significantly exceed our average gross profit margins that we’re seeing in our businesses now. In fact, perhaps even up to 40%. Quarterly operating loss, as many of you know now, was about 1.8 million on the negative side. Last year we, of course, were not in the red; we had 186,000 of profit. So that’s basically the broad overview of the income statement.

Now go to the balance sheet. Cash and cash equivalents, we still were very strong. We still have about 7...at 7.4 million as of September 30th, 2006 compared to about 9.6 million as of December 31st, 2005; equity per share of about $3.26 (inaudible) share $0.67.

So, you know, the Company, we’re continuing to pursue high-quality businesses, especially gaming. We have a lot of expertise in value-added services and in our different businesses, and we’re going to continue to leverage that expertise. We’re going to continue to focus our efforts on acquisitions and where we think our expertise can generate long-term shareholder value. So, you know, there are several press releases that a lot of you saw in the quarter. For example, we became Motorola’s designated Internet e-commerce service provider and after-sales service provider for Motorola’s mobile phones and accessories on line store in China. There’s also other projects that we signed, as Victor and Tony alluded to; McDonalds, and that’s, I think, one of the great strengths of PacificNet; it is our ability to attract blue chip clients that are operating in Asia.

So that’s the broad overview from the CFO, and at this time I’m going to turn it back to Victor to discuss the direction of the Company going forward. Victor.

Victor Tong: Thank you, Joe. Now I’ll briefly discuss our 2006 and 2006 financial outlook.

At the time of this announcement, the Company anticipates the following outlook for fiscal 2006. Further revenue projected to be in the range of 60 to 65 million; net income projected to be in the range of 1 to 1.2 million, or about $0.09 to $0.11 per basic share. And a lot of it was because of the liquidated damage and the other expense. For fiscal 2007, we expect total revenue to be in the range of from 62 to 67 million; net income projected to be in the range of 3.4 million to 3.8 million or about 31 to 35 per basic share, cents.

The Company expects continued revenue and profit growth in 2006 through organic growth and accretive acquisitions in the mobile game, Internet game, and gaming markets in China. PacificNet plans to focus on expansion in the higher-margin gaming and game technology sectors, and we seek strategic alternatives and M&A opportunities to divest what’s been our traditional low-margin telecom business.

We expect that revenue will be between 15 and 18 million and net income will be between 560,000 and 620,000 or about $0.05 to $0.055 cents per share for Q4. For fiscal 2007, the Company expects that total revenue will be between 62 and 67 million and that net income will be between 3.4 and 3.8 million, or about $0.31 to $0.35 per basic share. For fiscal year 2006, the Company reiterates its previous outlook that total revenue will be between 60 to 65 million, resulting in net income between 1.2 to 1.3 million.

As we have previously announced publicly, we have already begun shifting to focus more on gaming. The high-margin gaming industry will be our focus going forward, and although our other low-margin businesses are profitable, PacificNet will seek strategic alternatives for them which may include sales, dispositions, spin-offs, and mergers.

The acquisition of Able Entertainment in Macau by PacificNet Games, Limited earlier this year has already gained a lot of traction in the Asian gamesman market, and we see this as a great avenue to deliver returns to our shareholders by leveraging our existing business. We have excellent existing relationship in Macau, and we will continue to very actively pursue this area. We believe we have many of the tools and the experience necessary to execute effectively in this market. As a result of the acquisition of Able Entertainment Technology Limited, PacificNet Games Limited will become a leading provider of Chinese electronic gaming machines, gaming technology solutions, and gaming-related maintenance, IT, and distribution services for the leading hotel and casino operators based in the Macau special administrative region of China and other Asian gaming markets. Able Entertainment Technology’s electronic gaming machines are one of the few Chinese games approved by the Macau Gaming Commission of the Macau SAR Government. Macau is expected to surpass Las Vegas in total revenue by 2007, and it has already surpassed the Las Vegas strip currently. Currently, table games make up the bulk of Macau casino’s revenue, maybe about 97%, which is in sharp contrast to the other areas such as Las Vegas, which slots makes about 70% of the revenue. Able Entertainment Technology plans to pursue the electronic versions of these popular table games, which are less expensive to run, resulting in higher casino profits. Further, the growing market in Macau is for Asian table games such as Baccarat, Fan Tan and Sic-Bo, as these games have wider acceptance with the Asian market than western games such as poker or slots. The development, manufacturing, maintenance and services of electronic Asian table games are underserved areas which are predicted to grow considerably as Macau’s gaming market matures.

Now I’d like to turn the call over to Tony to discuss our Asian gaming strategy in greater detail. Tony.

Tony Tong: Well thank you, Victor. Macau certainly gets us very excited, and for good reason. Macau has become the fastest-growing part of China. The opening of our Macau office will facilitate our rapid launch into this market. We feel that the Asian gaming technology market has near-term growth potential, and we are very happy to enter this exciting high-growth market. And also it has long-term growth potential because with China’s 1.3 billion population. Macau is about the only place you can have legal gaming. We recognize Macau’s remarkable growth potential, and that’s why we have opened an office in this location as a first step in entering this market.

The bulk of Macau’s current gaming revenue comes from VIP rooms and high-roller table games. As the market is getting mature, along with the opening of several American western casinos such as Las Vegas Sands and Wynn that are doing very well in their mass market products, it is predicted that the lower-stakes electronic versions of the popular table games played by the masses will exceed the revenue of the table games, so that’s the same case in Las Vegas. This trend is already visible. PacificNet plans to aggressively pursue this mass market with the goal of being the leader...leading provider of electronic adaptations of the popular Asian casino table games.

Macau is one of the fastest-growing gaming markets in the world. According to a recent statistic provided by Macau Government, in 2005 Macau’s gaming revenue reached 5.8 billion, second only to Las Vegas gaming revenue of 6 billion. Or in 2005, Macau’s gaming revenue was 5.8 billion, second only to Las Vegas gaming revenue of 6 billion. According to an even more recent revenue report from Macau Government, as of September of this year, Macau has just surpassed Las Vegas strip as the largest gaming market in the world in terms of gaming revenue. In addition to Macau, Macau borders with the city of Zhuhai, which is in Guangdong province, one of... And Zhuhai in Guangdong is one of China’s wealthiest and most developed regions. And Macau is only an hour away from Hong Kong via ferry, so the number of tourists visiting Macau has reached close to 19 million in 2005, of which 56%, or 10.5 million visitors, were from mainland China. By 2010 the number of tourists is expected to nearly double to 30 million visitors per year, according to Macau’s tourism bureau. And this is very good for us because of this high-growth...in terms of tourists visiting Macau, because our products, our gaming technology products, are targeted for the mass market, not just a few VIPS, and it is expected that the mass market is expected to grow very rapidly.

So, as most people already know, China is the biggest market, China with 1.3 billion people, and they are... There are also 1 billion people living within the three-hour flight of Macau, so numerous hotel, gaming and other projects are in the works at Macau, which are expected to add over 10,000 guest rooms and over 20,000 light entertainment seats in eight separate venues. The number of hotel casinos in operation and in development in Macau continues to grow, including the well-known Chinese names such as Galaxy and Melco, and famous Las Vegas names such as Sands, the Venetian, the newly-opened Wynn and the upcoming MGM, which...which Wynn recently celebrated its grand opening on September 6 in Macau.

With the disposable income of average Chinese on the rise, Macau’s gaming and entertainment market is expected to grow for years to come. And Macau, as I said earlier, is the only area in China where gambling is legal and is protected by the basic law of Macau when Macau returned from the Portuguese government to the Chinese. Under the rule of Chinese, basic law protects gambling. So that’s why, as I said earlier, we are definitely very excited about Macau, and our products are well-suited for this growing mass market. In the old days, when Macau was only owned by one monopoly, people did not have to worry about customer relationship management, they did not have to worry about customer retention, and... But with the new westerners entering Macau’s market such as Sands and Wynn and others, we expect the Macau gaming market will quickly evolve from a few, you know, VIP monopoly into a mass market gaming and entertainment and convention center, and our products, our gaming products, are well-suited for this market.

And in addition, our investment in several Chinese mobile games and online game companies is also, you know, positions us to grab a big user base. For example, in our recent MOABC acquisition PR, as all of you may have read, there are 12 million registered users under the MOABC, which is a mobile...which is one of the top leading mobile portals in China. And we hope to combine with gaming...with our games and gaming market. In mainland China, we can only do games which includes mobile games and Internet games. But in Macau, we can do gambling because that’s legal, and our products are well-positioned, and we have early success in several big casinos in Macau. And I’m sure all of you will be seeing us more announcement as we make further progress in Macau with our products, with our gaming products.

So at this point, I’d like to open up this conference call to questions. So please go ahead with our Q&A session.

Operator: Ladies and gentlemen, to ask a question, please press the one key on your telephone. To insure that everyone has an opportunity to ask a question, we ask that you limit your questions to two per phone line. If you have additional questions, please press the one key again once the next caller is announced, and you will be placed back in queue to ask your question.

The first question comes from the line of Will Lyons with Westminster Securities.

Will Lyons: (Inaudible) gentlemen.

Tony Tong: Good morning, Will.

Will Lyons: Good morning. Well, it’s morning here. I guess it’s very late in the evening there. I had one question that I don’t think was outlined in your discussion or in your press release. The businesses you’re going to de-emphasize or spin off, whatever works for you, what percentage of 2006 revenues and earnings would those operations account for? In other words, how important are they to you now?

Tony Tong: I think... Maybe I’ll begin, and then I’ll let... This is Tony. I’ll begin with a short answer, and I’ll let Joe, our CFO, give a more detailed, numerical answer. Currently, as you can see, we have achieved... You know last year we did 40-some million; this year we’re looking at 60-some million top line revenue. But as several analysts and some of the investors have pointed out in the past, our margins are quite low compared to many other, you know, China (inaudible) and we are trying to move into a higher-margin market. So to answer your question, although I think our traditional business, which includes Telecom trading business and CRM Call Center business, has been very stable and profitable. The margin has been low, but the high-margin business for us traditionally was in the value-added services group, which had a higher margin. But as many of you know, that is being impacted by PRC’s regulations and China Mobile’s new policy through a set market. And that market may not turn up or turn around very quickly until what we see. You know with the launch of 3G, that’s going to...we’re going to see a big demand for that and hopefully we’re going to see a resurgence of the VAS profits and high margin. So meanwhile we are, you know, we have the high-margin business, traditional business, but that’s, even with our organic growth, that’s not going to bring us the high-margin bottom lines that we hope to see. And with the gaming technology operations that we are doing right now, we are seeing very high margins in that, and we’re talking about 40% margin. So with that, maybe I’ll have Victor or Joe to give you a more detailed analysis of this.

Victor Tong: Well hi; this is Victor Tong calling from San Francisco. Regarding what business units to divest, we have discussed in prior conference calls before that one of our local founding units was China Gohigh, which was the start of actually our Company that used the Chinese broadcasting media to do those Jean Kramer (sp?) kind of like (inaudible). But, however, the business model has been banned by the CSRC of China, SEC equivalent that regulates the securities industry in China, and also the Chinese Broadcasting Bureau. We have discussed in prior conference calls that this would be divested, and as of today we have already signed the agreement pretty much to get all of our investment back, shares and cash investment back, in exchange for the Chinese dollar, to get back what they have sold us, so we have aligned us probably without any loss. And for this business unit in Q3, we have... For Q3 this business unit of China Gohigh, it really did not contribute to any profits and actually it contributed to a lot of...I mean just a little bit of loss. So in Q4 we should be much better off without this unit. But in the long run, we see that the Chinese securities industry with the Chinese booming market of the retail investors and also the booming stock market, that it has reached new highs for Hong Kong and Chinese stock exchanges, we believe that this will be a good way to move forward. So we have also signed (inaudible) agreements so that in the future we can continue our relationship with China Gohigh, the management team, Mr. (inaudible), that we will be able to enjoy the future growth of that sector. But I’m sure that, you know, our people are a little bit worried about Chinese...the regulation sector, so we’re just trying to navigate it and do deals that will be very constructive for the shareholders.

Joe Levinson: Yes, Victor, this is Joe. I... My answer to that is going to be very brief, just a numerical answer, and if you look at where our top line is coming from both this year and last year, it’s about 40% from products and that would be mostly Telecom products. In terms of bottom line, it’s mostly from value-added services, (inaudible) 60, 70, 80% and up for value-added services. So that’s my answer to that.

Will Lyons: All right, thanks, and congratulations on a good quarter.

Male Speaker: Thank you, Will.

Operator: The next question comes from the line of Tian Howe (sp?) with (inaudible).

Tian Howe: Hi Victor, Tony, and Joe. How are you?

Male Speaker: Hi Tian.

Male Speaker: Hey Tian.

Tian Howe: Yeah, I just have several questions. The first one is Joe, what is the basic share count you use on the fully-diluted share count you use? What’s the number of share count?

Joe Levinson: The actual number of shares that we’re using?

Tian Howe: Yeah, the basic and the fully diluted.

Male Speaker: That’s in the 10-Q.

Joe Levinson: Yeah, it’s in the 10-Q. I can dig it out if you want the exact number. Why don’t you ask some questions while I’m digging it out?

Tian Howe: Okay, good. The other question is about the gaming business. As the Company starts to address the gaming business, and you guys say the gaming business is a higher margin, and so would you please, you know, give us some color on, you know, how high this margin could be? And also, as you...moving forward, what percentage of revenue will come from the gaming business going forward? Like, say, toward the end of ’07 to expect?

Tony Tong: Well Victor, can we... I don’t know if we can give some of the... You know this is pretty confidential numbers that we’re talking about. On the margin side, as I mentioned earlier - this is Tony by the way - we’re looking at about at least 40%. And also, another big advantage of the gaming technology sector is that there’s a very little accounts receivable or bad debt problem because most of the casinos are actually quite wealthy, and they pay us pretty much up front, or up to 70% up front. Currently our payment strategy, payment system, is that they pay 30% when they place the order, 40% when we deliver the product, and 30% within 30 days after we ship the product. And in addition to the product sales, we also collect recurring income, or recurring revenue, from the maintenance, software and hardware upgrades for the games. And the casinos and slot halls, they like to upgrade their systems from time to time with the latest bells and whistles and (inaudible) system and the latest winning strategy. We are seeing a lot of these clients are actually requesting system upgrades. So that’s going to bring us a, you know, a good flow of recurring income.

As far as the top line numbers, I’d rather reveal the details as we move on with the quarter. What I can tell you that this is not an R&D lab. You know, the products are already used by some of the big-name casinos and again, you know, within the next weeks or quarters you should be seeing announcements on that and we expect very rapid growth in this sector. So even though, as Joe was talking about earlier, that the Telecom products contribute a huge amount of our revenue base, its bottom line contribution has been very small just because it’s the nature of the telecom sales business for these e-commerce iMobile or PacificNet communication online or offline, the percentage. We’re talking about a couple of percent of net margin versus now we’re talking about, you know, probably 30 or 40% net margin with the gaming technology side.

Tian Howe: Yes.

Tony Tong: So, if it’s a top line you should see that probably the gaming products side will grow gradually, but the bottom line impact should be apparent in the next couple of quarters. Victor, is there anything you want to add?

Victor Tong: Well, I’m sure that you guys will be seeing further press releases about this game unit, but also smart analysts like you, Tian, you can probably decipher how much profit (inaudible) games will need to make in order for us to justify our 2007 guidance and so this is a way to (inaudible) the (inaudible). But because Macau is such a booming sector, there are a lot of trade secrets that we’d rather not disclose in such a public arena right here.

Tian Howe: So this gaming unit...

Joe Levinson: (Inaudible)

Tian Howe: Okay. Yeah.

Joe Levinson: I’m sorry; let me answer your... If I could just go back to your original question.

Tian Howe: Okay.

Joe Levinson: As of October 31 of 2006, we had 14,008,497 shares issued, shares issued. I’m sorry, that was October 31st. You wanted... I think you wanted as of September 30th. In terms of issued, that was 13,983,497; number of shares outstanding 11,646,836. In terms of computing basic EPS, our weighted average shares are, if you’re still with me.

Tian Howe: Yes.

Joe Levinson: Are 11,171,608; and the weighted average share used to compute diluted EPS 11,820,489. And if I can anticipate your next question, the convertible, the shares issuable on...

Tian Howe: I didn’t get the last one Joe, louder.

Joe Levinson: I’m sorry. The... If I could just anticipate your next question about the convertible debt, those shares, the shares issued upon that conversion would be anti-dilutive, so we don’t include those in the diluted EPS calculation.

Tian Howe: I see. Okay. So, regarding the guidance... Okay, you know, whoever’s on the call just excuse me; I have a little more questions. For the guidance, you guys give an ’07 guidance, and while you’re thinking to divest some of your, you know, entities, operating entities. So if on one hand you’re growing the gaming business, on the other hand you’re preparing to divest some of your operating entities, so there are lots of moving pieces. So I just wonder how did you come out with this ’07 guidance? And how, you know, what is...how do you say... What level of certainty do you have for that guidance?

Tony Tong: I think... This is Tony, by the way. Just on a high level, number one, It’s going to take time to (inaudible) or find a, you know, the right method to divest, whether it’s through mergers, acquisitions, and even during this process we have to evaluate what’s the best for the Company and the shareholders. And I think, you know, many people and analysts, investors, have looked at the various pieces of the Company and have pretty much concluded that the sum of these pieces actually should be greater than its current total right now.

You know, currently we’re looking at a market cap of...I don’t know, what’s the stock price today it’s going to be but last week I think it was at, you know, 60 or 70 million, and some of the subsidiaries that, you know, if we can get... If we can successfully sell them, if we add the pieces together, the market cap of these, if you separate them, will be higher. At least, you know, we’re not going to sell if they are going to be lower than what we are right now. So that’s a high-level answer to this.

And I think that the other thing is that we’re on an early, very early stage. There is some other bankers have come up with proposals, you know, to spin off and get some of our units listed elsewhere. For example, the VAS unit may be getting it listed on the A market with a few other companies merging together. So we’re certainly evaluating these opportunities, and there are plus and minus to get a spin off and list it, but whatever way that we’re going to decide, I think it’s to the best interest of the shareholders and the Company, and we want to maximize the value of these various pieces.

And for the Telecom unit, that’s at... You know, we are seeing a very stable profit base. We are not in urgent need; we don’t have an urgent desire, to quickly sell the Telecom products unit, which is the iMobile and the PacificNet Communications, because they are already profitable. So I think that number is...still includes our Telecom products group. So we are looking at, as Victor said, that number does not include China Gohigh, because that’s being...already being divested. And there are several other VAS companies in our group that we are looking at for the right M&A opportunities. So you can, I guess you can guess that probably we’re looking at the VAS side, which does not have a huge top line, but it does have important bottom line traditionally. So when you look at the 2007 top line, we feel that with the gaming products group and the telecom products group, that’s the assumption that’s based on. And for the bottom line, you can assume that a lot of that will be coming from the gaming side because the telecom side has, even though it is profitable, the margin has been very low, so the bottom line contribution from the telecom products side will be...continue to be small.

Male Speaker: Yes, um...

Male Speaker: Tian, why don’t you go ahead?

Male Speaker: Okay.

Tian Howe: Go ahead, Victor.

Victor Tong: I was just trying to say that for our Q3 and the past couple of quarters, it’s been quite difficult in the sense that, you know, the management believes that we have executed almost flawlessly. However, you know, lightning has strike us three times in a row. The first was the China Gohigh. It was very much affected by CSRC and China Broadcasting Bureau; and the second issue with China Mobile that pretty much affected, you know, the whole VAS sectors, including (inaudible) and all those companies. The third was the liquidated damages from the (inaudible) investors because of our inability to register, that we were penalized at $160,000 per month of liquidated damage. And so the management has been trying, you know, trying to stop the bleeding here and there and the (inaudible) that we’re making for 2007 assumes that we are...that we really don’t make any M&A. And if you look at what we have done, other than tech games, you know, we haven’t really done any M&A this year because we have been trying so hard to try to circumvent all these difficulties. But we believe that the...that the 2006 guidance is very conservative if all these issues were cured, and which we think that they are all cured because now we have the new CFO, and by action we have submitted and filed successfully the Q before the conference call today. Previously, you know, we got out the press release and then a week or so later or maybe three weeks later then we filed the Q or K and then people were worrying that we may get de-listed because we haven’t filed the K or Q. And we have cured all these issues, so we believe that we are so ready to move on, to make more money for PacificNet and our shareholders.

Tian Howe: Okay (inaudible)...

Tony Tong: Let me just add one more point, if you can just... Some of the investors have asked, you know, why are we late on our, you know, whatever...S-1 liquidation damage issue. I’d just like to point out that in fact, we were not late in filing. Actually, we file on time. And we completed the deal last year, at the end of last year, and within the timeframe stipulated in the private placement replacement agreement with the investors. We filed the S-1 in time, within the timeframe. What’s taking so long is after we filed it with the SEC, the SEC has come up with several comments, and as all of you know, the SEC has greatly strengthened its enforcement, has added a lot of staff. They are now scrutinizing every filing in much more detail than before. So after we filed S-1 they come back with, okay, a lot more comments than we, you know, we initially anticipated and so this... The revision and the commenting period with the SEC has taken a lot longer than we first anticipated. But the initial filing of the S-1 was never late, but the effective date as you recall it by the SEC was just beyond PACT’s control. It’s completely under SEC’s policy guidelines, and they have to do their work. That’s taken a lot longer. We cannot force them to or push them to speed up. We can only ask. We can only do our best to answer the questions as soon as we can each time they ask the questions, and they have come back with, I think, two or three rounds of questions. And each time we answered them as quickly as we can. And now I think, you know, we are very, very close to getting this over. So I think hopefully we will be well positioned for the future, and this liquidated damage should not be recurring.

Victor Tong: Yeah, we actually closed the deal on March 19th, but we signed the Registration Rights Agreement on February 28th. So from that date, the clocks started clicking. And then the liquidated damage start triggering on June 28th, so that’s why, you know, we have now this five or six months of liquidated damage to be a total of 800,000 or 960,000 to date.

Tony Tong: But we filed the initial S-1 during the...within the timeframe; the 90-day or 60-day timeframe.

Tian Howe: Okay. I just have one more question, and then I leave the floor to other people. The question will be the gaming units. So the gaming unit contributes to your bottom line. It doesn’t contribute to the top line, right?

Tony Tong: You can (inaudible).

Joe Levinson: (Inaudible) yeah, I can answer that.

Tony Tong: Okay.

Joe Levinson: Gaming currently, as you can see from our 10-Q, are... The acquisition of Able Entertainment, that was initially at 35%. I guess now it’s 45%. We don’t meet the definition of control, so we do not consolidate. So yes, it does not yet pay in our top line.

Tian Howe: Okay. Thank you. That concludes my questions.

Tony Tong: Thank you, Tian.

Operator: Our next question comes from the line of Wayne Chang (sp?) with Unterberg.

Tony Tong: Hi, Wayne. Good morning.

Wayne Chang: Hey, good morning, guys. I apologize. I think I was accidentally put into queue, so no question at this time. Thanks.

Tony Tong: Okay, thank you, Wayne.

Victor Tong: Thanks for coming in.

Operator: Once again ladies and gentlemen, if you would like to ask a question, simply press the one key on your touchtone phone.

The next question comes from the line of Bruce Zipper (sp?) with Dakota Securities.

Bruce Zipper: Yes, good afternoon.

Male Speaker: Hi.

Bruce Zipper: I think as a shareholder I can understand quite clearly that you see a lot of excitement in the gambling area and obviously not that much excitement in a low-margin business, the Telecom business. I guess what I’m trying to figure out is in this environment, which you talk about being so hard, the Chinese government making it tough on you guys to make a dollar, and you want to divest eventually out of that possibly and into the gaming, use the resources from that industry and increase in the gaming, what kind of valuation could you receive for those assets in this type of environment? In other words, can the shareholder get some kind of idea of what those businesses would be worth in this type of environment should you even want to get out of them?

Victor Tong: Well, that’s a very excellent question. And as a deal maker in China, of course nothing is on a (inaudible). And... But we don’t want to sell anything at an obscenely high price that people cannot accept, so we believe that the valuation is always fair. But if you look at PACT in general, we have many pieces. One of the pieces of value-added services that was hit very hard by the China Mobile, but if you took this aside and if we were to sell it even at zero cost, it would probably make up for the market cap drop because of the negative sentiment that the shareholder has that PacificNet is all about value-added services, and indeed it’s not. So what we are saying is that we have to look at a big picture.

For example, China Gohigh, we divested it at zero cost, so we have zero gain or zero loss from selling the China Gohigh (inaudible) sell it to us. And I think we have gained in Q4, as I said, because we stopped losing money from the China Gohigh business unit because it’s causing us to lose money. So there are many ways to smartly sell the units at a right valuation without hurting the shareholders. And on the contrary, as Tony has said before, we are currently trying to divest by listing or spinning off in other stock exchanges like London (inaudible) stock exchange or the other stock exchange, and for those exchanges, you know, the valuation is always there. We would not get more or lower than what the market was there. But we’ll get something out of it, and the sum of the pieces should be greater than the total of PacificNet is worth currently.

Tony Tong: Well, maybe I’ll add another point. I know that we all talking about these different pieces. In addition to the sale, we’ve always worked on the synergy effect among these different companies. So even though, you know, in the, for example, Call Center CRM sector, even in Macau in the gaming side we are talking about CRM, customer relationship management, which is becoming a very important part for Macau for all the casino operators who want to get ahead, who want to acquire a customer base. They need customer relationship management. So we are always tying our new gaming technology sector as a business with our traditional, including the mobile such as MOABC, which has a bit mobile game base, and other Internet game companies or e-commerce or our Call Center CRM Services. We are trying to tie those with the Macau’s gaming operations that we are doing right now, and I think we are already seeing some benefits.

Another one, example, is one of our subsidiaries has recently achieved CMM Level 3 Certification for its software development units, and that’s very important, because for games and gaming you need software developers who can, you know, develop good-quality software. And our Shenzhen software development team with a CMM Level 3 Certification is also helping the gaming company to work on the Bingo games right now, that’s actually being sold to the Philippines and to Europe right now. In addition to Macau and Asia, we are also selling gaming products to other parts of the world. So this synergy effect that... A lot of people were saying that, you know, PacificNet’s story was too complicated. That’s why the valuation has not been to the level that we would desire. So that’s why we want to focus the management attention. We want to also show the Wall Street investors, who prefer a stronger core business rather than a bunch of, you know, various businesses. So I think, you know, that’s why we talked to the Board, and the result of our meetings, management and Board meetings, is that we want to emphasize or shift our focus to games and gaming technology. And, you know, while we’re still going to maintain our traditional business, we’re going to de-emphasize it, and we’re... If we find the right seller at a good price that’s fair to us, then we’ll look for the sale or divesting or spin-off listing opportunities. But keep in mind that we always want to maximize the value as we sell or divest.

Bruce Zipper: Okay, well that sounds fine. Am I still on, by the way?

Tony Tong: Yes, you are.

Bruce Zipper: Okay, just one last point. As...Not only as a shareholder, I’m a stock broker who represents many shareholders down here in...Actually in Florida in the United States. But one thing for you guys to appreciate when you’re looking at your stock price and maybe get a little disappointed as to, you know, how they’re valuing, one thing that our shareholders like to see very much, which encourages them to purchase more shares, is insiders buying shares themselves. In other words, where you see... and it doesn’t have to be large quantities of shares, but if they see, let’s just say, the Tong brothers who seem to be aggressively running this company and have been doing a fairly good job, if they were to see them or others purchasing shares on the open market from time to time, that in and of itself is a terrific—and I’m just letting you know how people think—a terrific positive into getting your stock price going to where you think the valuation should be. When they see these people putting their money into a stock price at these levels, that’s just something very encouraging and I just want to leave you with that thought.

Victor Tong: Yes, we absolutely agree. As you can see in the recently-filed Q, Tong brothers have exercised our options, and the option price wasn’t too much higher than the price as it stands right now. So by exercising stock options, we believe that, you know, we are making things (inaudible) insiders buy. However, the real insiders buy, you know, because the poor Tong brothers’ earnings have been used to exercise stock. You know, we don’t have money to buy stock from the open market. But we have had our parents (inaudible) to buy a lot of insider’s shares throughout the past two or three years. We have been only buying insider’s buy, and we have never had any insider’s sale for the past two or three years.

Bruce Zipper: Thank you for that and good luck to you guys going forward.

Victor Tong: Okay. Thank you very much for your time.

Operator: The next question comes from the line of Peter Cyrus (sp?) with Gorilla Capital.

Peter Cyrus: Peter Cyrus. Hi, guys.

Male Speaker: Hi, Peter.

Male Speaker: Hello.

Peter Cyrus: (Inaudible) the... I just am a little... I just want to understand the...two things. First, the guidance for 2007 includes all the... Does that include all the current businesses? In other words the guidance assumes no divestitures and no acquisitions; it just includes what you have currently?

Victor Tong: That’s correct, Peter.

Peter Cyrus: But somehow by... One would expect that by the time 2007 came along, something would be divested and something would be added.

Victor Tong: Yes, that’s correct.

Peter Cyrus: Okay, now on the gaming. The gaming business... The table gaming business, you have currently what, 45% of that business?

Victor Tong: Yes, that’s correct.

Peter Cyrus: And what are the issues... How do you get to a higher percentage than 45%? What are the issues there?

Victor Tong: We are not liberal to comment at this moment. Yeah.

Peter Cyrus: But do you have the ability to get control of that business, or will you stay in a minority position?

Victor Tong: There are always talks underneath, but obviously, you know, it has to be very careful talks right there because the 55% currently is owned by the local guys in Macau, and that’s the way how we can get such an explosive start. But just stay tuned for future press releases.

Peter Cyrus: Okay. And so that when we’re looking at that business, the... At the moment, we don’t see... All we see is... All that you report are the earnings from that business, not the sales or anything else; just your share of the earnings, correct?

Victor Tong: Yes, that’s correct.

Peter Cyrus: And... But I... Can you give us some color on that business? The last time we talked, I think you said there were 400 games, 400 of these table games installed. Is that a correct number?

Victor Tong: No, we did not say 400. We only said a couple of hundred. That was, you know, (inaudible) or something like that. We have not given any specific numbers. But I think what you can see is really the future, because the PAC games just got started in August, and we have a very strong pipeline. And it will continue to go strong for another two or three years because of that’s how Macau is booming, so probably, yeah, probably. I mean there are speculations out there maybe 200, maybe 400, something like that. So you can take it either way. But we would not say any specific number due to competitive reasons.

Peter Cyrus: And when... When will we... I mean if we’re going to try to figure out what the Company, you know... If, as you say, you want to make the story simple and understandable, when do you think we’ll get visibility as to what the long-term opportunities for this game business is?

Victor Tong: We have a very clear visibility right now, but as I was telling Tian, due to competitive reasons, we are not at liberal to talk about the visibility here in the public. But what we can say to the public is that business is very strong; pipeline is extremely strong; and the best part is that the future growth opportunity of this is just enormous (inaudible).

Peter Cyrus: And the idea, I guess would be, just so I understand, that with the software development capabilities that you already have in China and the access through the local investors in Macau to the casinos, that you would be developing more products for the gaming business?

Victor Tong: Yes, definitely. That’s what we are trying to make those synergistics to play, which means that a lot of our various subsidiaries right now, we are all targeting towards Macau, whether it is in the CRM Call Center area, you know, because you look at the largest casino it used to be Harrah’s but right now, you know, because of Macau, Sheldon Adelson from LVS Sands has taken over to be the third wealthiest person in the world. And... But for Harrah’s, you know, it has the largest customer relations management database for the US. It has about a hundred million of the database, and we believe that with a lot of these data that we have and a lot of recurring customers relationships, whether they are with the blue chips or with the convention operators or whether they are with the retail consumers, or people who have credit cards, people who play online games with us and people who buy cell phones from us, they all have the propensity to gamble. And we can all bring them in, just like the Harrah way of doing it. You know, to bring a lot of players into Las Vegas or Atlantic City during the low season to maximize the profits. So there are a lot of ways that we can play this gaming market. And with all these things going on, we have not placed any synergistic increase in the profits and revenue because of these new opportunities that suddenly appears, as if the whole Las Vegas boom during the ‘60s, ‘70s, ‘80s and ‘90s all (inaudible) down and (inaudible) next two or three years.

Peter Cyrus: Great. Well, I look forward to seeing future events. Thanks, guys.

Victor Tong: Okay, thank you.

Tony Tong: Maybe I could just comment on that. As Victor said, we are leveraging the existing operations that we have in the CRM software development, CMM Level 3 software outsourcing center, all working for the gaming side. So we’re definitely, you know, trying to utilize this synergy that we have in leveraging what we have. And Macau is a very exciting market and the Chinese, they’re looking for games and gaming, and we have, as Victor mentioned, we have a lot of user database, whether it’s through our Call Center or through SMS user base or through mobile Internet, WAPs user base such as MOABC which has 12 million, or iMobile which has about 7 million registered users. With all these database and user base, we are... You know in greater China, in Hong Kong and China, we can explore opportunities using the data mining CRM techniques that we hope to attract more business so to Macau, and play...and enjoy the games.

If you have the opportunity to do your own due diligence, you can just come over to Macau and see those gaming machines, the games being played live. And the results are very encouraging. Although we, as Victor said, we don’t want to talk too much about details, I think the best way to do is to...for you to come and visit and play with those machines, and you’ll see it. And I think in the next few quarters, hopefully you’ll see that these will be reflected in the financial reports and our future press announcements. Thanks.

Operator: At this time we have no further questions.

Tony Tong: Well, thank you very much. I’d just like to conclude earlier... As I mentioned earlier, we believe there... In Q3 there are a lot of one-time short-term impacts, and we believe the worst is over, and we are very excited. We are looking forward towards our new focus, which is in games and gaming. And we have achieved early success, and we hope to share with all of you progress in the gaming technology business as we move on.

And Victor and Joe, do you have any other closing remarks?

Victor Tong: No we don’t. We are so ready to move on to make more money.

Tony Tong: Joe?

Joe Levinson: It’s all in execution. That’s where we’re (inaudible).

Tony Tong: Yes, it’s execution, and so far we’ve been on time in filing our Qs since Joe joined us. And I think that he’s doing a very good job, and we’re going to continue to make sure that we’re going to make our filings on time and be compliant with the various filings. And if there’s no more remarks and questions, I’d like to thank everyone again for joining us today. We are very excited about the future, and we look for your continued support. And we look forward to speaking with you again soon, either in the next conference call or maybe sooner. Have a good day.

Operator: Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077 and entering PIN number 5121. Again, that phone number is 1-800-207-7077, PIN number 5121. Ladies and gentlemen, this concludes today’s presentation. Thank you for your participation. You may now disconnect.

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